PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2001)


                                   $48,000,000
                         principal amount plus interest
                               Liquidity Facility
                                       of
                         FGIC Securities Purchase, Inc.
                                  in support of
                     BOARD OF TRUSTEES OF OAKLAND UNIVERSITY
            General Revenue Bonds (Variable Rate Demand), Series 2001


Date of the Bonds:  Date of Delivery                         Due:  March 1, 2031


                            -------------------------


         Liquidity Facility: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Terms of the Bonds: The bonds are limited obligations of the Board of Trustees of Oakland University, established under Article VIII, Section 6 of the Michigan Constitution of 1963. The bonds are payable from and secured solely by an irrevocable pledge of General Revenues as provided in the General Trust Indenture on a parity basis with the pledge of General Revenues securing certain outstanding debt of the Board. The bonds are subject to optional redemption, mandatory redemption and optional and mandatory tender for purchase before maturity, as described in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. The obligations may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms "Company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                           ---------------------------

                                 LEHMAN BROTHERS

                           ---------------------------

            The date of this prospectus supplement is August 7, 2001

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Lehman Brothers, the underwriter of the bonds, has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby purchase agreement in support of $48,000,000 aggregate principal amount of Board of Trustees of Oakland University General Revenue Bonds (Variable Rate Demand), Series 2001 which will be issued on or about August 16, 2001 by the Board of Trustees of Oakland University, established under Article VIII, Section 6 of the Michigan Constitution of 1963 and will be governed by the terms of a resolution adopted by the Board on April 5, 2001 and a trust indenture dated as of August 1, 2001 between the Board and the Trustees, for the purpose of (a) paying costs of certain capital projects of the Board and (b) paying costs incidental to the issuance of the bonds. We will enter into a standby bond purchase agreement with the trustee, pursuant to which we will be obligated under certain circumstances to purchase unremarketed bonds from the holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation which will obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.


                            DESCRIPTION OF THE BONDS


General

         The bonds will be issued in the principal amount of Forty Eight Million Dollars ($48,000,000) and will bear an original issue date of August 16, 2001.

         The bonds may bear interest in the daily mode, weekly mode, commercial paper mode, SAVRS mode, term rate mode or fixed mode. This prospectus describes only bonds that (i) bear interest in the weekly mode, the daily mode and the commercial paper mode, (ii) are secured by the standby bond purchase agreement and (iii) are registered in the name of a nominee of DTC. The standby bond purchase agreement, unless amended, will secure the purchase price of bonds in the daily and weekly rate modes only.

         Depending upon at which rate the bonds bear interest, the dates interest rates are effective, the dates on which notices of tender are required to be given, the dates on which the bonds are to be tendered, the dates for notices of conversion to another rate and provisions for mandatory purchase applicable to the bonds will vary.

         The bonds will initially bear interest in the weekly mode. The bonds will be dated as of the date of original delivery thereof, will mature on March 1, 2031 and will be subject to redemption and optional and mandatory tender for purchase before maturity as set forth below.

         The bonds will be issued in fully registered form in the denomination of $100,000, or integral multiples of $5,000 in excess of $100,000. So long as the bonds are registered in the name of Cede & Co., as nominee of DTC, principal of, premium, if any, and interest on the bonds will paid as described in this prospectus supplement under "BOOK ENTRY SYSTEM."

Remarketing Agent

         Lehman Brothers has been appointed remarketing agent under the indenture. The remarketing agent will determine the interest rates on the bonds in accordance with the provisions contained in the indenture, will remarket the bonds and will effect purchase of the bonds. The remarketing agent may be removed or replaced by the Board, as provided in the remarketing agreement and the indenture, and may resign, subject to certain conditions.


                                             Mode and Tender Summary - Short-Term Modes
                                       For General Information - Assumes Normal Circumstances
                               ----------------------------------------------------------------------------------------------------
                                   Daily rate mode                  Weekly rate mode              Commercial paper rate mode
  ---------------------------------------------------------------------------------------------------------------------------------
                                                                                               o  Once at beginning of applicable
                                                                                                  commercial paper rate period.
                                                                                               o  Maximum single commercial paper
                                                                                                  rate period limited to 360 days.
  Frequency of rate            Daily                            Weekly                         o  Successive commercial rate
  determination                                                                                   periods permitted.
                                                                                               o  Periods begin and end on
                                                                                                  business days.
  ---------------------------------------------------------------------------------------------------------------------------------

  Authorized denominations     $100,000 and multiples of        Same as daily rate mode        Same as daily rate mode
                               $100,000
  ---------------------------------------------------------------------------------------------------------------------------------

  Day count convention         Actual number of days elapsed    Same as daily rate mode        Same as daily rate mode
                               in the current calendar year
  ---------------------------------------------------------------------------------------------------------------------------------

  Interest payment dates       First business day of each       Same as daily rate mode        First business day immediately
                               calendar month                                                  following the last day of
                                                                                               applicable commercial
                                                                                               paper rate period
  ---------------------------------------------------------------------------------------------------------------------------------

  Record dates                 Business day preceding           Same as daily rate mode        Same as daily rate mode
                               interest payment date
  ---------------------------------------------------------------------------------------------------------------------------------

  Rate determination date      Each business day                Tuesday or next business       First day of the applicable
                                                                day                            period
  ---------------------------------------------------------------------------------------------------------------------------------

  Interest adjustment date     Rate determination date          Wednesday of each week         Rate determination date
  ---------------------------------------------------------------------------------------------------------------------------------
                                                                                               o  No mode change during a
  Minimum mode change notice   At least 15 days' notice         Same as daily rate mode           commercial paper rate period.
  ---------------------------------------------------------------------------------------------------------------------------------

  Optional tender              On any business day, same        On any business day on at      No
                               day notice permitted             least 7 days' notice
  ---------------------------------------------------------------------------------------------------------------------------------

  Mandatory tender on mode     Yes, no provision for            Yes, no provision for          Yes, no provision for
  change                       electing to retain               electing to retain             electing to retain
  ---------------------------------------------------------------------------------------------------------------------------------
                                                                                               o  Mandatory tender on each
  Mandatory tender at end      Not applicable                   Not applicable                    interest payment date.
  of period                                                                                    o  No provision for electing to
                                                                                                  retain.
  ---------------------------------------------------------------------------------------------------------------------------------

                                                  Other Mandatory Tender Events
  -------------------------------------------------------------------------------------------------------------------------------
                   Event                                Purchase Date                         Minimum Tender Notice Period
  -------------------------------------------------------------------------------------------------------------------------------

  Last Put Termination                     Established by Provider, but at least 5          As much as is practicable in the
  Event                                    Business Days before Termination Date            exercise of reasonable diligence
  -------------------------------------------------------------------------------------------------------------------------------

  Expiration of Financial Facility         5 Business Days before Expiry Date               15 days before Purchase Date
  -------------------------------------------------------------------------------------------------------------------------------

  New Provider of Financial Facility       Based on substitution date                       15 days before Purchase Date
  -------------------------------------------------------------------------------------------------------------------------------

Modes

         General
         -------

         The bonds may operate in one or more of six modes of operation, provided that the requirements of the indenture, certain of which are described below, for entering into that mode or modes are satisfied. The modes of operation are the weekly mode, the daily mode, the commercial paper mode, the term rate mode, the SAVRS mode, and the fixed rate mode. Generally, the modes have different operating features, including different demand features, purchase features, redemption provisions and interest payment dates.

         The bonds will be initially issued in a weekly mode. Then, except in the instances where a bond is in the fixed rate mode, a different mode may be designated, provided the requirements of the indenture for changing modes are satisfied. However, once a bond is converted to the fixed rate mode, it will remain in the fixed rate mode until maturity or redemption thereof before maturity. In connection with any change to another mode, the trustee will give written notice to the owner of each affected bond that the bond will be subject to mandatory tender for purchase on the conversion date. Bonds in that mode are required to be tendered for purchase on that conversion date at 100% of the principal amount of the bonds, plus accrued interest to the date of purchase.

Interest Rate Determinations

         Weekly and Daily Modes
         ----------------------

         The interest rate for all bonds in the weekly mode and daily mode will be determined by the remarketing agent on the rate determination date for that mode as the interest rate that in the judgment of the remarketing agent would allow the bonds to be sold at par plus accrued interest, under prevailing market conditions on the rate determination date.

         During the daily mode, the remarketing agent will establish the daily rate by 10:00 a.m. on each rate determination date. The daily rate for any day during the daily mode which is not a business day will be the daily rate established on the immediately preceding rate determination date.

         During the weekly mode, the remarketing agent will establish the weekly rate by 4:00 p.m. on each rate determination date.

         Upon making each interest rate determination, the remarketing agent will give immediate notice by telephone to the financial officer, the trustee and the tender agent of the interest rate determination and will confirm the same in writing no later than 12:00 (noon) the following business day.

         Commercial Paper Mode
         ---------------------

         Commercial paper bonds will bear interest at rates derived by determining the mode or combination of modes that, in the judgment of the remarketing agent, would result in the lowest average interest cost for the commercial paper bonds.

         On each rate determination date on which commercial paper bonds are to be marketed or remarketed, the remarketing agent will determine the mode or combination of modes that result in selling the commercial paper bonds at par in the secondary market at the rate or rates for the mode or modes that in the judgment of the remarketing agent would result in the lowest average interest cost for the Board under prevailing market conditions on that rate determination date, subject to the following conditions and limitations.

         o If the remarketing agent determines that current or anticipated future market conditions or anticipated future events are such that a different mode or a different combination of modes would result in a lower average interest cost on the commercial paper bonds, then the remarketing agent will select the mode or the combination of modes that in the judgment of the remarketing agent would result in the lowest average interest cost for the Board.

         o The commercial paper bonds comprising each period must be in authorized denominations.

         o The remarketing agent is subject to the limitations regarding the length of commercial paper rate periods as set forth in the indenture in establishing any commercial paper rate period.

         On or after 4:00 p.m. on the business day immediately before each rate determination date for a commercial paper bond, any holder of the bond may telephone the remarketing agent and receive notice of the anticipated next mode or modes and the anticipated commercial paper rate for each such period.

         By 12:30 p.m. on each rate determination date for each commercial paper bond, the remarketing agent will determine the commercial paper rate for the period then selected for the bond and will give notice by electronic means to the tender agent of the name of the new holder, the period, the purchase date and the commercial paper rate.

Failure of Interest Rate Determinations

        Each of the following constitutes a rate suspension event:

         o the remarketing agent fails or is unable to determine the interest rate or period for any bond; or

         o a court of law of competent jurisdiction holds either of the following to be unenforceable or stays either: the method by which the remarketing agent determines the interest rate or period with respect to a bond; or the selection by the financial officer of the term rate periods.

         The remarketing agent will notify the financial officer, the trustee, the tender agent and any provider of a standby purchase agreement of the occurrence of any rate suspension event.

         In the case of the first bullet above, a rate suspension event will continue until the remarketing agent (or the financial officer if applicable) again makes the determinations. In the case of the second bullet above, the remarketing agent (or the financial officer, if applicable) will again make the determination at the time as there is delivered to the remarketing agent and the financial officer an opinion of bond counsel to the effect that there are no longer any legal prohibitions against the determinations.

         The following are applicable upon the occurrence and during the continuance of a rate suspension event.

                  o for a commercial paper bond, the Lehman Brothers tax exempt commercial paper index in effect on the business day that begins each commercial paper rate period. Each commercial paper rate period will be a single business day, and the periods will continue seriatim until the rate suspension event is no longer continuing;

                  o for a daily rate bond the last daily rate determined by the remarketing agent will be the rate as of each daily rate determination date; and

                  o for a weekly rate bond, as of each weekly rate determination date, the BMA municipal swap index; and if the BMA municipal swap index ceases to be published, then a new third-party index will be selected in good faith by the Board that has the described composition and methodology of the BMA municipal swap index to the extent there is an index that is readily available to the remarketing agent.

Change in Modes

         The Board may elect at any time and from time to time to change any mode to any other mode (other than a mode change from the fixed rate).

         A change in mode will become effective only on a business day, as follows:

                  o The mode of a daily rate bond or a weekly rate bond may be changed on any business day.

                  o The mode of a commercial paper bond may be only changed on the business day that is the last day of the commercial paper rate period.

                  o Any mode may become effective for all or some modal bonds so long as the denominations of modal bonds for which the mode is effective are authorized denominations for the mode.

         It is a condition precedent to a mode change for any modal bond that there will be delivered to the tender agent, and the tender agent will hold on the mode change date:

                  o a favorable bond counsel's opinion, addressed to the notice parties;

                  o either moneys sufficient to pay the purchase price of all affected modal bonds plus interest accrued to the mode change date, so as to be available for the payment or a standby bond purchase agreement with sufficient capacity to permit the amount to be drawn thereunder and under which no condition exists that would prohibit the draw; and

                  o a rating confirmation for all modal bonds not affected by the mode change if: the mode change involves less than all outstanding modal bonds; and the modal bonds affected by the mode change will become bonds not required to be covered by a liquidity facility.

         It is a condition precedent to a mode change for any modal bond required by the indenture to be the subject of either credit enhancement or a standby bond purchase agreement, or both credit enhancement and a standby bond purchase agreement, that there will be delivered to the tender agent, and the tender agent will hold on the mode change date:

                  o every required conforming financial facility for the modal bonds determined as if the mode change to be made had become effective; and

                  o a rating confirmation if the amount of interest coverage required by the indenture to be provided by any required financial facility increases from the amount required for the mode from which the change is to be made.

         Whenever the tender agent receives a mode change notice from the Board, the tender agent will give the notice of mandatory tender to the holders of the modal bonds to be affected by the mode change.

Tender and Purchase

         Optional Tender
         ---------------

         Daily rate bonds and weekly rate bonds are subject to tender at the option of the holder at the purchase price of 100% of the principal amount of the bonds, plus interest accrued to the purchase date, upon notice given by the holder as provided below.

         In order to exercise its option to tender daily rate bonds, the holder must give an irrevocable tender notice to the remarketing agent and the tender agent by electronic means no later than 9:30 a.m. on the purchase date specified in the notice, which may be the same business day on which the notice is given.

         In order to exercise its option to tender weekly rate bonds, the holder must give an irrevocable tender notice to the remarketing agent and the tender agent by electronic means no later than 4:00 p.m. not less than seven days before the purchase date specified in the notice.

         Tender notices must specify the CUSIP number of the bond (or portion of the bond) to be tendered and otherwise identify the bond to the satisfaction of the tender agent and must also specify the principal amount of the bond being tendered (which will be an authorized denomination) and must state in effect that the bond (or portion of the bond) will be purchased on the purchase date specified therein at 100% of the principal amount of the bonds, plus interest accrued to purchase date, and that the notice is irrevocable.

         Mandatory Tender
         ----------------

         o Each modal bond affected by any of the following enumerated events will be subject to mandatory tender on the purchase date set opposite the respective event upon such as notice as is required to be given, all as set forth in the following table, at the purchase price of 100% of the principal amount of the bonds, plus interest accrued to the purchase date.

=================================================================================================================

Event                                    Purchase date                         Tender notice required
-----------------------------------------------------------------------------------------------------------------
End of commercial paper rate             Day on which the period ends          No
period

End of a term rate period                Day on which the period ends          Yes, at least 15 days' notice

Mode change                              Mode change date                      Yes, at least 15 days' notice
                                                                               except that no notice is required
                                                                               in connection with the change from
                                                                               the commercial paper mode

Occurrence of last put termination       As provided below.                    As provided below.
event

Occurrence of expiry date, if            Business day at least 5 days before   Yes, at least 15 days' notice
required as described under              the expiry date
Mandatory Tender on Expiry Date
below

New provider of a financial facility     As provided below                     Yes, at least 15 days' notice
=================================================================================================================

         o As set forth in the table, no notice is required for the mandatory tender of commercial paper bonds, but if any commercial paper bond is also subject to a mode change on the purchase date, then the notice will be given as required for a mode change.

         o As soon as practicable, the tender agent will give notice to the holders of bonds affected by a last put termination notice of the purchase date.

         In the case of a last put termination and in order to give the holders of affected bonds as much advance notice of the purchase date to be established in respect thereof as possible under the circumstances, the tender agent will establish the purchase date as long after the date on which the tender agent gives notice to the holders of bonds affected by the last put termination as it can subject to the following:

              o No advance notice of the purchase date is required if the tender agent cannot give the advance notice in the exercise of reasonable diligence.

              o In all events the purchase date will be a business day at least five days before the last put termination date unless the tender agent cannot so provide in the exercise of reasonable diligence provided that the purchase date will be the date set by the provider if the standby bond purchase agreement provides in effect that the obligation of the provider to purchase tender bonds will terminate upon the purchase by the provider of all tender bonds tendered or deemed tendered pursuant to the last put termination notice.

         For the purposes of this notice, "as soon as practicable" means, with reference to any act to be performed by the tender agent the business day on which the tender agent can perform the act in the exercise of reasonable diligence, and "reasonable diligence" means, with respect to the tender agent performing any act, performing the act within three business days, after the tender agent receives a termination notice from the provider or another notice party.

         o The purchase date in connection with a new provider of a financial facility will be a business day at least 5 days before the sooner to occur of
(i) the effective date of the financial facility and (ii) the expiry date of the predecessor financial facility.

         Mandatory Tender on Expiry Date

         o Except as otherwise provided in this subsection, if the tender agent has not accepted a conforming financial facility in accordance with the indenture to replace an expiring financial facility on or before the 20th day before the expiry date of the financial facility, then the tender agent will give notice to the holders of all modal bonds subject to the financial facility that their modal bonds are subject to mandatory tender on the purchase date specified in the notice.

         o The situation described above is not applicable with respect to an expiring financial facility if the Board has given the tender agent the commitment of the provider of the financial facility as provided in the paragraphs below.

                           The commitment is to provide for a conforming financial facility which is effective on or before the expiry date of the expiring financial facility.

                           The commitment is given to the tender agent at least 20 days before the expiry date of the financial facility.

         o The situation described above, is not applicable with respect to an expiring financial facility if notice is given in accordance with the indenture on or before the last day that notice would be otherwise required to be given by the indenture with respect to the expiring financial facility, and the notice states that all the modal bonds subject to the financial facility are intended to become bonds not required to be covered by a liquidity facility.

Remarketing By Remarketing Agent

         The remarketing agent will offer for sale and use its best efforts to sell on each purchase date all tender bonds and all provider bonds. The remarketing agent will remarket all provider bonds before remarketing any tender bonds. The remarketing agent will not sell any tender bonds or provider bonds at a discount from the principal amount of the bonds.

Draws on Liquidity Facility

         As used in this description, "sufficient time" means reasonably sufficient time in which to make the amounts drawn under a financial facility available to the securities depository, in accordance with its procedures, for payment on the dates in respect of which the amounts are being drawn.

         On each purchase date, the remarketing agent will inform the tender agent on or before the time specified by the tender agent as the time necessary to permit a timely draw under the standby bond purchase agreement of the amount received by the remarketing agent as the purchase price of remarketed bonds, less the purchase price of any bonds owned by the provider of a credit facility or standby bond purchase agreement which are being remarketed, and will transfer the amount to the tender agent.

         On each purchase date the tender agent will draw on the standby bond purchase agreement, in accordance with its terms and to the extent of the availability of amounts under the standby bond purchase agreement, in sufficient time to have amounts available to the credit of the remarketing fund on the day of the draw. The terms of the standby bond purchase agreement will control the time at which the draw is to be made.

         The amount of the draw, to the extent of the availability under the standby bond purchase agreement, will equal the purchase price of all tender bonds less the amount received by the tender agent as the purchase price of remarketed tender bonds before the drawing. All tender bonds for which the tender agent has not received the purchase price in respect of the remarketing by the time the tender agent reasonably believes it must draw to comply with the first paragraph, above, will be deemed to have not been remarketed for the purposes of drawing under the standby bond purchase agreement.

         The tender agent will not draw to pay the purchase price of any provider bonds or any bonds owned by or held for the benefit of the Board.

General Revenues as a Source of Payment of Purchase Price

         To the extent that on any purchase date moneys on deposit in the remarketing fund are not sufficient to pay the purchase price of all tender bonds due on tender bonds due on the purchase date (other than provider bonds), the Board will pay to the tender agent before 3:00 p.m. on the purchase date, general revenues in amount equal to the insufficiency in immediately available funds at the principal office of the tender agent.

         If general revenues are not sufficient to make in full the payment required above, then the Board will pay to the tender agent all general revenues then received until the full amount of the payment has been paid to the tender agent subject to the apportionment rights as may exist under the indenture and the prior indentures and may hereafter exist under any indenture or agreement securing parity obligations hereafter issued or incurred to the extent that the apportionment rights grant no greater rights than are now existing.

Payment of Purchase Price.

         Upon the transfer of a tender bond to the tender agent with all necessary endorsements, the tender agent will pay the purchase price first from amounts credited to the remarketing fund and second from amounts, if any, credited to the remarketing special account, to the holder of the tender bond:

         o no later than the close of business on the business day of transfer (but not before the purchase date) if the tender bond is transferred at or before 3:00 p.m. and

         o no later than the close of business on the business day following the business day of transfer (but not before the purchase date) if the tender bond is transferred after 3:00 p.m.

  Tender of Less than all of Bond.

         If less than all of a holder's bond is subject to mandatory tender or is tendered to the tender agent as an optional tender permitted hereunder, then upon the transfer of the bond in whole to the tender agent, the Board will execute (if not already executed) and the tender agent will authenticate and deliver to the holder, on the day of transfer, a bond or bonds, registered in the name of the holder, of the same tenor and in the authorized denominations as specified by the holder as will equal, in the aggregate, the balance of the holder's bond.

Redemption of the Bonds

         The bonds are subject to optional and mandatory redemption, as described below.

         Optional Redemption of Bonds
         ----------------------------

         Bonds bearing interest in the weekly mode, daily mode or commercial paper mode, are subject to redemption upon notice given as required in the indenture in whole on any business day and in part on any interest payment date at the option of the Board at a redemption price of 100% of the principal amount of the bonds to be redeemed plus interest accrued to the redemption date.

         Mandatory Redemption of Bonds - Sinking Fund Installments
         ---------------------------------------------------------

         The bonds will be subject to redemption in part on each principal installment date shown below in the amount of the sinking fund installment shown below for the principal installment date after giving effect to any amounts credited to the sinking fund installment as a result of the redemption or purchase of bonds of the maturity at a redemption price of 100% of the principal amount of the bonds to be redeemed plus interest accrued to the redemption date.


   Principal Installment Date      Sinking Fund      Principal Installment Date      Sinking Fund
           (March 1,)              Installment               (March 1,)              Installment
   --------------------------   -----------------    --------------------------   -----------------
              2012                  1,035,000                   2022                  1,635,000
              2013                  1,095,000                   2023                  1,710,000
              2014                  1,135,000                   2024                  1,790,000
              2015                  1,190,000                   2025                  1,875,000
              2016                  1,245,000                   2026                  1,960,000
              2017                  1,305,000                   2027                  4,760,000
              2018                  1,365,000                   2028                  4,985,000
              2019                  1,425,000                   2029                  5,225,000
              2020                  1,490,000                   2030                  5,475,000
              2021                  1,565,000                   2031                  5,735,000


         The Board may satisfy any sinking fund installment in whole or in part by purchasing bonds and delivering the bonds to the trustee for cancellation not less than 45 days before the principal installment date on which a sinking fund installment is due, and the principal amount of the bonds will be credited against a corresponding amount of the sinking fund installment as directed by the Board.

Notice of Redemption. When bonds, or portions of the bonds, are to be redeemed, the trustee will give notice to the holders of the bonds in the name of the Board, of the redemption of the bonds, or portions of the bonds at least 30 days and not more than 60 days (except as otherwise provided in the indenture with respect to the defeasance of bonds) before the redemption date.

         The notice will specify the bonds to be redeemed, the redemption and the place or places where amounts due on the redemption will be payable and, if less than all of the bonds are to be redeemed, the numbers of the bonds to be redeemed.

         The notice of redemption of any bond being redeemed in part will (i) specify the respective portions of the principal amount of the bonds to be redeemed and (ii) state that the holder of the bond, upon surrender of the bonds for redemption, will receive, without cost, in any authorized denomination specified by the holder not in excess of the aggregate principal amount of the unredeemed portion of the bond of the same tenor bearing interest at the same rate and maturing on the same date in the amount of the unredeemed portion of the bond so surrendered.

         The trustee will give notice of redemption by mailing a copy of the redemption notice by first class mail to the holder of each bond to be redeemed, at its address shown in the registry. The trustee's failure to give the notice by mail, or any defect in the notice mailed to the holder of any bond, will not affect the validity of the proceedings for the redemption of any other bond.

         The Trustee will also try to give notice of any redemption of bonds to any person who has, on or before the fifteenth day before the date notice of redemption is mailed to the bondholders, filed a written notice with the trustee certifying that the person is the beneficial owner of any bonds, requesting the notice, and stating the address to which the notice is to be sent. Failure to give notice as provided in this paragraph will not, however, affect the validity of any proceedings for redemption, or give rise to liability on the part of the trustee to any person.

Effect of Redemption. If notice has been given in the manner provided in the indenture, the bonds called for redemption will become due and payable on the date fixed for the redemption at the applicable redemption price, plus interest accrued to the date of redemption.

         If on the redemption date for any bonds, moneys for the payment of the redemption price of the bonds, plus interest to accrue to the redemption date, are held by the trustee so as to be available on the payment date, and if notice of redemption will be given as stated above, then from and after the redemption date the bonds called for redemption will cease to bear interest. Otherwise, the bonds will continue to bear interest until paid at the same rate as they would have borne if they had not been called for redemption.

         If less than all of a bond is called for redemption in a denomination greater than minimum denomination of the bond, the Board will execute (if not otherwise executed) is called for redemption and, the trustee will authenticate and deliver, a bond or bonds in any authorized denomination specified by the holder not excess of the aggregate principal of the unredeemed portion of the bond of the same tenor bearing interest at the same rate and maturing on the same date in the amount of the unredeemed portion a the bond surrendered.

Selection of Bonds to Be Redeemed. Unless required to satisfy maturing sinking fund installments, maturities of bonds to be selected for redemption will be selected for redemption in the manner as the Board deems appropriate, and bonds to be selected for redemption within a maturity when less than the maturity is to be called for redemption will be selected by the trustee in the manner it deems fair. Of the bonds to be selected for redemption, the bonds will be selected in multiples of the minimum authorized denomination of those bonds, and bonds of denominations of more than the minimum authorized denomination will be treated as representing the number of bonds obtained by dividing the denomination of the bond by the minimum authorized denomination, and the bonds may be selected for redemption in part. If less than all of a term bond, or a maturity of a term bond, is selected for redemption other than by application of sinking fund installments, then the principal amount of the portions that are selected for redemption will be credited to the unsatisfied portions of sinking fund installments for the maturity of term bonds in the order and in the amounts, not less than authorized denominations for the term bonds, as directed by the financial officer directs.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or the other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock

Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the Board subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Board or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Board will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The bond issuer and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in the bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to these matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the Board may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. If the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

                             SECURITY FOR THE BONDS

         The bonds are limited obligations of the Board, payable solely from amounts in the bond fund established by the indenture and secured solely by an irrevocable pledge of certain revenues of the Board, described below. The bonds are secured on a parity basis with the Board's previously issued $37,700,000 General Revenue Bonds, Series 1995 and the previously issued $11,650,000 General Revenue Bonds, Series 1997. The 1995 bonds and the 1997 bonds are called the "prior bonds" in this prospectus supplement and are outstanding as of the date of this prospectus supplement in the principal amount of $45,230,000. In addition, the Board has entered into an interest rate swap agreement, dated as of February 5, 2001 with Lehman Brothers Special Financing Inc. in the notional amount of $34,370,000 (declining over time), under which the Board is to pay a fixed rate of 4.62% and receive a variable interest rate on the bonds (subject to adjustment under certain circumstances.) The obligations of the Board under the swap agreement are payable from and secured by a lien on General Revenues on a parity basis with the bonds and the prior bonds.

         The bonds are not a general obligation of the Board, the State of Michigan or any political subdivision of the State and are not secured by faith and credit of the Board, and neither the credit nor the taxing power of the State nor any political subdivision of the State will be pledged for the payment of the bonds.

Revenues of the Board Pledged to Secure the Bonds

         The revenues of the Board pledged to secure the bonds constitute:

                           o all fees, deposits, charges, receipts and income from all or any part of the students of Oakland University, whether activity fees, tuition, instructional fees, tuition surcharges, general fees, health fees or other special purpose fees;

                           o all gross income, revenues and receipts from the ownership, operation, and control of the Board's housing, dining and auxiliary facilities system;

                           o all unrestricted receipts from departmental or educational activities;

                           o all grants, gifts, donations and pledges and receipts from them;

                           o    unrestricted recoveries of indirect costs; and

                           o    unrestricted investment income;

                           but exclude all of the following:

                           o student activity fees approved by student referendum and not recorded as part of current revenues;

                           o any deposits required by law or contracts to be held in escrow;

                           o any gifts, grants, donations, or pledges restricted as to use in a manner inconsistent with payment on the bonds, any obligations issued on a parity with the bonds;

                           o    appropriations from the State Legislature; and

                           o up to 5% of general revenues collected annually from the levy of a special fee or fees established at some date following delivery of the bonds and designated by the Board to be excluded from general revenues.

         The pledge of the revenues of the Board used to secure the bonds is valid against all parties (other than the holders of the prior bonds, which are secured on a parity basis with the bonds) having claims of any kind, regardless of notice, and is valid and binding without physical delivery or further act by the Board.

         On or before the first business day before a bond payment date, the Board will transfer to the bond fund established under the indenture, from the revenues of the Board pledged to secure the bonds, amounts sufficient to pay the principal of, premium, if any, and interest due on the bonds. The Board has covenanted and agreed in the indenture that to the extent that the monies on deposit in the bond fund are not sufficient to meet the interest or principal and interest payments coming due, the Board will pay to the trustee for deposit in the bond fund all revenues of the Board pledged to secure the bonds received until the amount on deposit in the bond fund is sufficient to pay the principal of and interest due on the bonds. However, in making the payment over to the trustee, the revenues of the Board pledged to secure the bonds will be divided in each fiscal year pro rata between the bond fund and any similar fund for the payment of any other parity bonds without regard to the existence of any debt service reserve fund established for any parity bonds, based on the amount of debt service due in each fiscal year. The revenues of the Board pledged to secure the bonds, before their deposit with the trustee, may be used as general operating funds of the Board.

         The Board has irrevocably pledged the revenues of the Board described above to the payment of the principal of and interest on the bonds. This pledge of the revenues of the Board, together with the pledge of the revenues of the Board as security for the payment of the prior bonds and any obligations subsequently issued on a parity with the bonds, will constitute and be a first charge or lien against all of the revenues of the Board pledged to secure bonds.

         The rights and remedies of the holders of the bonds may be affected by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights existing now or enacted in the future and by the application of general principles of equity, including those related to equitable subordination.

                       THE STANDBY BOND PURCHASE AGREEMENT

         The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3 billion of obligations currently outstanding, including the obligations we are issuing under this prospectus supplement.

         Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary the purchase price for the bonds when we receive an appropriate demand for payment. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 35 days' interest on the bonds at the maximum rate of 18% per year.

Termination Events

         The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         The indenture specifies certain circumstances where we must purchase bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. These circumstances are summarized under the headings "Optional Tender of Bonds" and "Mandatory Purchase of Bonds." Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit termination:

                           o any portion of the commitment fee for the standby bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure continues for three business days after notice thereof to the Board;

                           o the State of Michigan takes any action which would have a materially adverse effect on the ability of the Board to comply with the payment and security interest and lien covenants and obligations under the bonds, the indenture, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

                           o the Board fails to observe or perform any covenant or agreement contained in the bonds, the indenture, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications thereof), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for 90 days following written notice thereof to the Board from us. However, if the failure (other than a payment default) cannot be cured or corrected within the 90 day period, it will not constitute an event of default if the Board institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

                           o    an event of default has occurred and is
                  continuing under any of the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

                           o any representation, warranty, certification or statement made by the Board in the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to be incorrect in any material respect when made;

                           o any default by the Board has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the bond issuer, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

                           o    the Board files a petition in voluntary
                  bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

                           o a court of competent jurisdiction enters an order, judgment or decree declaring the Board insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Board, or approving a petition filed against the Board seeking reorganization of the Board under any applicable law or statute of the United States of America or any state, and the order, judgment or decree is not vacated or set aside or stayed within 60 days from the date of the entry of the order;

                           o under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the Board and the custody or control is not terminated within 60 days from the date of assumption of the custody or control;

                           o any material provision of the indenture, the standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds, or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the Board, or the Board contests the validity or enforceability of those agreements; or

                           o the Board fails to pay when due any amount payable under any bond (regardless of any waiver of that failure by the holders of the bonds).

         If a termination event happens, we may deliver notice to the Board, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the Board are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on the borrowing date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                  Year Ended December 31,
        ------------------------------------------------------------------------------           Six Months Ended
      1996               1997               1998                1999                2000           June 30, 2001
----------------   ----------------   ----------------    ----------------    ----------------     -------------
      1.53               1.48               1.50                1.60                1.52                1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of the rentals.

            Where You Can Find More Information Regarding GE Capital

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                Incorporation of Information Regarding GE Capital

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

         Document                                  Period
         --------                                  ------

         Annual Report on Form 10-K.............   Year ended December 31, 2000

         Quarterly Reports on Form 10-Q.........   Quarters ended March 31, 2001
                                                   and June 30, 2001


                                  LEGAL MATTERS

         The legality of the obligations has been passed upon by in-house counsel of Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)

         ------------------------------------------------------------------------------------------------------------




         --------------          ---------------------------         --------------------------          ------------
          11:30 a.m.             11:45 a.m.                            2:15 p.m.                          2:30 p.m.
              [1]                    [2]                                  [3]                                [4]


         1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the Purchase Date.

         2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

         3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

         4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

                                 $1,000,000,000

                         principal amount plus interest

                         Liquidity Facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending on the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                  These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.





The date of this Prospectus is May 31, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. If the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities (the "put option") or when certain other events happen. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, if the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its standby bond purchase agreement.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, the Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which the INFLO Owner desires a fixed rate of interest. The net effect of the purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of the combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if the amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated on the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. If the obligations of the Company under the standby purchase agreement or similar contractual agreement terminate, the securities will be subject to a mandatory tender. Before that time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that the ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary the purchase price for the Securities to which that Liquidity Facility relates when the Company receives an appropriate demand for payment. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which that facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of the securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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                 TABLE OF CONTENTS

                                              Page
                                              ----

Prospectus Supplement

INTRODUCTION                                   S-1

DESCRIPTION OF THE BONDS                       S-1

BOOK-ENTRY SYSTEM                             S-10

SECURITY FOR THE BONDS                        S-12

THE STANDBY BOND PURCHASE AGREEMENT           S-14

THE STANDBY LOAN AGREEMENT; GE CAPITAL        S-15

LEGAL MATTERS                                 S-17

EXPERTS                                       S-17


Prospectus

WHERE YOU CAN FIND MORE INFORMATION              2

INCORPORATION BY REFERENCE                       3

SUMMARY                                          4

THE COMPANY                                      5

THE LIQUIDITY FACILITIES                         5

THE STANDBY LOAN AGREEMENT                       5

PLAN OF DISTRIBUTION                             6

EXPERTS                                          6


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                    $48,000,000

          principal amount, plus interest



          LIQUIDITY FACILITY OBLIGATIONS



                     issued by



                  FGIC Securities
                  Purchase, Inc.

                   in support of

      Board of Trustees of Oakland University
   General Revenue Bonds (Variable Rate Demand),
                    Series 2001



               PROSPECTUS SUPPLEMENT

                  August 7, 2001


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